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                                    -NEWS RELEASE-

                           NORD PACIFIC CLOSES PLACEMENT OF
                         600,000 SHARES AT US$4.50 PER SHARE

     Toronto, Ontario, December 12, 1997 -- Nord Pacific Limited (NASDAQ-NNM:NORPF; Toronto Stock Exchange: NPF) today announced the sale to Mineral Resources Development Company Pty Limited (MRDC) of 600,000 shares of its Common Stock at US$4.50 (Cdn$6.40) per share. The Company has received US$2,700,000 (Cdn$3,840,000) from the placement. The placement was made in an offshore transaction to a non-United States person. The Common Stock has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption.

     The proceeds from this placement will be used to fund the Ramu Nickel/Cobalt Project and the Tabar Islands Gold Project, both in Papua New Guinea.

     MRDC is a corporation that is wholly-owned by the government of Papua New Guinea. On December 3, 1997, the Managing Director, three other directors and two officials of MRDC completed a tour and briefings at Nord Pacific's 40% owned Girilambone Copper Mine and its 50% owned Tritton Copper Project in Australia. With respect to MRDC's investment in Nord Pacific, Dr. Ila Temu, the Managing Director of MRDC stated that he was most impressed by Nord Pacific's expertise in using state-of-the-art technology in finding, developing and operating such high quality projects as the Girilambone Copper Mine and Tritton Copper Project. In Papua New Guinea, he was optimistic as to the Company's successful development of the large Ramu Nickel/Cobalt Project and the exciting Tabar Islands Gold Project.

     Commenting on the placement, Dr. Pierce Carson, CEO of Nord Pacific said he was delighted to welcome MRDC as a significant shareholder, and that this investment reflected MRDC's confidence in the Company's mining and exploration future in Papua New Guinea.

     Nord Pacific Limited, a diversified international resource company, is engaged in the production of copper and the exploration for and development of base and precious metals and strategic minerals, including copper, gold, silver, nickel and cobalt. The Company's activities are located in Australia, Papua New Guinea, Mexico, Canada and the United States.

FOR FURTHER INFORMATION PLEASE CONTACT:
Olav Svela or Jon W. Kieran, Investor Relations             (416) 868-1079
Hume, Kieran Inc.                                      FAX  (416) 868-6198

Dr. Pierce Carson, President and CEO                        (505) 884-8446



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Nord Pacific Limited                                   FAX  (505) 884-9175